Exhibit 99.1

Chico’s FAS, Inc. Reports Fourth Quarter and Fiscal Year 2018 Results

•	Fourth quarter GAAP loss of $0.14 per share; Adjusted fourth quarter loss of $0.07 per share

•	Net cash provided by operating activities of $158 million; Generated $104 million free cash flow in fiscal 2018

•	Karen McKibbin appointed new Chico’s Brand President

•	Retail fleet optimization plan and operating review on track

Fort Myers, FL - March 6, 2019 - Chico’s FAS, Inc. (NYSE: CHS) (the “Company”) today announced its financial results for the fiscal 2018 fourth quarter and fiscal year ended February 2, 2019.
For the thirteen weeks ended February 2, 2019 (“the fourth quarter”), the Company reported a net loss of $16.6 million, or $0.14 diluted loss per share, compared to net income of $28.0 million, or $0.22 diluted earnings per share, for the fourteen weeks ended February 3, 2018 (“last year’s fourth quarter”). The Company reported a fourth quarter adjusted net loss of $8.6 million, or $0.07 diluted loss per share, compared to adjusted net income of $14.5 million, or $0.11 diluted earnings per share, as presented in the related accompanying GAAP to non-GAAP reconciliation.
    For the fifty-two weeks ended February 2, 2019 (“fiscal 2018“), the Company reported net income of $35.6 million, or $0.28 diluted earnings per share, compared to net income of $101.0 million, or $0.79 diluted earnings per share, for the fifty-three weeks ended February 3, 2018 (“fiscal 2017“). The Company reported fiscal 2018 adjusted net income of $38.8 million, or $0.31 diluted earnings per share, compared to adjusted net income of $92.7 million, or $0.72 diluted earnings per share, as presented in the related accompanying GAAP to non-GAAP reconciliation.
Shelley Broader, CEO and President of the Company, said, “We achieved sequential improvement in comparable sales in all three brands in the fourth quarter, and with work continuing across the Company, we believe we are better positioned heading into the new fiscal year. We are focused on driving sales, efficiencies and agility throughout the organization as we leverage our robust omnichannel capabilities. At our namesake Chico’s brand, improvement actions are taking hold, and we expect that Karen, our new Chico’s Brand President, will further advance these efforts. I am confident that all the actions underway will enable the Company to compete, succeed and drive value creation.”
Update on Chico’s Brand Performance Improvement Plan

•
Recent adjustments made to planning and allocation strategies for certain basics and top key items improved in-stock availability for these items, which in combination with repositioned marketing and promotions, helped drive the sequential improvement in comparable sales.

•
The Company announced separately today, that Karen McKibbin has been appointed as the new Chico’s Brand President, effective April 1, 2019. Ms. McKibbin brings substantial merchandising, operations and retail experience that we believe will successfully advance the improvement efforts underway.

•
As previously announced, the Company has adjusted the spring and summer assortments at Chico’s to appropriately balance merchandise architecture, reduce planned receipts and chase more merchandise that is performing well.

•	Strategies to further improve product aesthetic and architecture are also well underway for fall deliveries.

Update on Retail Fleet Optimization Plan

•
As previously announced, the Company intends to close at least 250 stores in the U.S. over the next three years as part of its efforts to better capitalize on its omnichannel platform, reduce costs, improve profitability and return on invested capital.

•
Under this plan, the Company expects to close approximately 100 Chico’s, 90 White House Black Market and 60 Soma locations over the next three years, with the majority of the closings occurring in years two and three.

•
In fiscal 2019, the closures are expected to be approximately 60 to 80 stores. The closings will be across all brands and weighted to the second half of the fiscal year. The closings are expected to have minimal impact on sales and earnings in fiscal 2019.

•
In the fourth quarter, the Company recorded pre-tax impairment and accelerated depreciation charges within cost of goods sold of $9.4 million and $1.3 million, respectively, related to the retail fleet optimization plan. On an after-tax basis, the fourth quarter impact of these charges was $8.1 million, or $0.07 per diluted share.

Review of Company Operations

•
In January 2019, the Company initiated a review of its operations to identify opportunities to enhance its capabilities and reduce costs. The Company has engaged outside consultants to assist with the review.

•
As part of the review, the Company has identified opportunities for process improvement efficiencies and meaningful annualized cost savings in its Sourcing and Supply Chain. These efficiencies build upon the Company’s previous supply chain initiatives implemented in fiscal 2016.

•	The Company’s review is ongoing, and other areas under evaluation include Marketing, Shared Services and all customer touch points.
Other Fourth Quarter Business Highlights

•
Soma reported positive comparable sales of 6.2%. This better-than-expected performance was primarily driven by solution bras. In January, the brand successfully launched SOMAINNOFIT™, which uses a revolutionary way to help women find their best bra fit through a mobile app.

•
White House Black Market comparable sales improved sequentially, compared to the third quarter. The brand continued to make progress in refining its polished workwear and polished casual merchandise assortments to better meet its customers’ expectations.

•
The Company remains on track to rollout Style ConnectTM, an enhanced platform that provides digitized clienteling tools, to all stores in the first quarter of 2019. The rollout has already begun in eight U.S. markets, and includes training and placement of virtual stylists.

Net Sales
For the fourth quarter, net sales were $524.7 million compared to $587.8 million in last year’s fourth quarter. This decrease of 10.7% reflects the $29 million benefit of the 53rd week in last year’s fourth quarter, a comparable sales decline of 3.8% and a decrease in selling square footage in fiscal 2018. The comparable sales decline was driven by a decrease in transaction count and lower average dollar sale.
For fiscal 2018, net sales were $2.1 billion compared to $2.3 billion in fiscal 2017. This decrease of 6.6% reflects a comparable sales decline of 4.9%, the $29 million benefit of the 53rd week in fiscal 2017 and a decrease in selling square footage in fiscal 2018. The comparable sales decline was driven by a decrease in transaction count and lower average dollar sale.

Comparable Sales

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	February 2, 2019 (1)	January 27, 2018	February 2, 2019 (1)	January 27, 2018
Chico's	(7.9)%	(3.2)%	(6.8)%	(7.2)%
White House Black Market	(2.9)%	(9.3)%	(4.6)%	(10.9)%
Soma	6.2%	(2.3)%	0.6%	(1.5)%
Total Company	(3.8)%	(5.2)%	(4.9)%	(7.7)%
(1) Comparable sales for the thirteen and fifty-two weeks ended have been adjusted to eliminate the impact of the calendar shift due to the 53rd week in fiscal 2017. Fiscal 2018 comparable sales represent sales for the thirteen and fifty-two weeks ended February 2, 2019 compared to sales for the thirteen and fifty-two weeks ended February 3, 2018.
Gross Margin
For the fourth quarter, gross margin was $158.7 million, or 30.2% of net sales, compared to $221.6 million, or 37.7% of net sales, for last year’s fourth quarter. The decline in gross margin primarily reflects a 550-basis point decrease related to the clearing of Chico’s brand seasonable merchandise, the continued expansion of our omnichannel programs and deleverage of occupancy costs as well as a 200-basis point charge due to our retail fleet optimization plan.
Selling, General and Administrative Expenses
For the fourth quarter, selling, general and administrative expenses (“SG&A”) were $180.8 million, or 34.4% of net sales, compared to $192.0 million, or 32.7% of net sales, for last year’s fourth quarter. This decrease of $11.2 million primarily reflects approximately $10.0 million related to the 53rd week in last year’s fourth quarter and a decrease in incentive compensation, partially offset by investments in technology and costs related to outside consultants.
Income Tax
For the fourth quarter, the effective tax rate was 24.5% compared to 4.4% for last year’s fourth quarter. Included in last year’s fourth quarter was an approximate $10.0 million benefit resulting from the impact of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”). Excluding this impact, the effective tax rate in last year’s fourth quarter was 37.7%.
The fiscal 2018 effective tax rate was 17.8% compared to fiscal 2017 effective tax rate of 29.7%. This reduction was primarily due to the impact of the Tax Act and transitional tax reform benefits related to fiscal 2017 recorded in the current year, partially offset by a 330-basis point increase in tax expense related to the accounting for employee share-based awards. Excluding the transitional tax reform benefits related to fiscal 2017, the fiscal 2018 effective tax rate was 29.1%.
Cash, Marketable Securities and Debt
At the end of the fourth quarter, cash and marketable securities totaled $186.1 million, a decrease of $34.0 million compared to last year’s fourth quarter, while debt totaled $57.5 million, a decrease of $11.1 million from last year’s fourth quarter. This $34.0 million decrease in cash and marketable securities includes $124.3 million in return of cash to shareholders through dividends and our share repurchase program.
Inventories
At the end of fiscal 2018, inventories totaled $235.2 million compared to $233.7 million at the end of fiscal 2017. This $1.5 million, or 0.6% increase, primarily reflects accelerated in-transits due to the timing of the Chinese New Year, partially offset by a 7% decrease in on-hand inventory compared to the end of fiscal 2017.
Share Repurchase Program
During the fourth quarter of 2018, under its $300.0 million share repurchase program announced in November 2015, the Company repurchased 8.6 million shares for $50.2 million, at a weighted average of $5.81 per share. The

Company has $55.2 million remaining under the program. During fiscal 2018, the Company repurchased a total of 12.2 million shares for $81.1 million, at a weighted average of $6.65 per share.
Fiscal 2019 First Quarter and Full-Year Outlook
The Company is providing its outlook for fiscal 2019 as it continues to execute the Chico’s brand performance improvement plan, optimize its retail fleet and implement initiatives to improve its operating effectiveness. This outlook excludes expected net charges related to the retail fleet optimization plan.
For the fiscal 2019 first quarter, the Company anticipates a mid to high-single-digit decline in total net sales and consolidated comparable sales compared to the fiscal 2018 first quarter, reflecting softer sales throughout the month of February.
For the fiscal 2019 first quarter, the Company expects gross margin as a percent of net sales to decline approximately 300 to 400 basis points compared to the fiscal 2018 first quarter, due primarily to incremental costs associated with its omnichannel programs and deleverage of fixed costs from lower sales.
Fiscal 2019 first quarter SG&A is expected to be approximately flat compared to the fiscal 2018 first quarter, reflecting savings in the Chico’s brand, offset by investments in Soma marketing.
For full year fiscal 2019, the Company anticipates a low-single-digit decline in total net sales and consolidated comparable sales compared to fiscal 2018.
For full year fiscal 2019, the Company expects gross margin as a percent of net sales to be approximately flat to down 50 basis points compared to fiscal 2018, due to incremental costs associated with its omnichannel programs. The Company also anticipates SG&A to be approximately flat compared to fiscal 2018, reflecting investments in Soma marketing, offset by continued cost management.
The Company expects fiscal 2019 capital expenditures to be approximately $55 million, primarily driven by technology enhancements and focused store reinvestments. The Company estimates a fiscal 2019 tax rate in the range of 30% to 33% primarily as a result of an increase in tax expense related to the accounting for employee share-based awards.

ABOUT CHICO’S FAS, INC.
The Company, through its brands – Chico’s, White House Black Market and Soma is a leading omnichannel specialty retailer of women’s private branded, sophisticated, casual-to-dressy clothing, intimates and complementary accessories.
As of February 2, 2019, the Company operated 1,418 stores in the U.S. and Canada and sold merchandise through 83 international franchise locations in Mexico. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com and www.soma.com as well as through third party channels. For more detailed information on the Company, please go to our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our current views with respect to certain events that could have an effect on our future financial performance. These statements, including without limitation statements made in Ms. Broader’s quotes and in the section entitled “Fiscal 2019 First Quarter and Full-Year Outlook,” relate to expectations concerning matters that are not historical fact and may include the words or phrases such as “will,” “should,” “expects,” “believes,” “anticipates,” “plans,” “intends,” “estimates,” “approximately,” “our planning assumptions,” “future outlook,” and similar expressions. Except for historical information, matters discussed in such statements are forward-looking statements. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those currently anticipated. Although we believe our expectations are based on reasonable estimates and assumptions, we cannot guarantee their accuracy or our future performance, and there are a number of known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there is no assurance that our expectations will, in fact, occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in the general economic and business environment; changes in the general or specialty retail or apparel industries; the availability of quality store sites; the ability to successfully execute and achieve the expected results of our business strategies and particular strategic initiatives (including, but not limited to, the Company’s retail fleet optimization plan, Chico’s brand improvement plan and expanded review of the Company’s operations); sales initiatives and multi-channel strategies; customer traffic; our ability to appropriately manage our inventory and allocation processes; our ability to leverage inventory management and targeted promotions; the successful leadership transition for the Chico’s brand and successful integration of the new members of our senior management team; changes in the political environment that create consumer uncertainty; significant changes to product import and distribution costs (such as unexpected consolidation in the freight carrier industry, and the ability to remain competitive with customer shipping terms and costs pertaining to product deliveries and returns); new or increased taxes or tariffs (particularly with respect to China) that could impact, among other things, our sourcing from foreign suppliers; significant shifts in consumer behavior; and those other factors described in Item 1A, “Risk Factors” and in the “Forward-Looking Statements” disclosure in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our latest annual report on Form 10-K and in Part II, Item 1A, “Risk Factors” and the “Forward-Looking Statements” disclosure in Part I, Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operation” of our quarterly reports on Form 10-Q and in other reports we file with or furnish to the Securities and Exchange Commission. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. All forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

(Financial Tables Follow)

Executive Contact:
Julie Lorigan
Vice President – Investor Relations,
Public Relations and Corporate Communications
Chico’s FAS, Inc.
(239) 346-4199

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss)
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended		Fourteen Weeks Ended		Fifty-Two Weeks Ended		Fifty-Three Weeks Ended
	February 2, 2019		February 3, 2018		February 2, 2019		February 3, 2018
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net sales:
Chico's	$251,460	48.0%	$290,699	49.4%	$1,098,707	51.6%	$1,187,603	52.0%
White House Black Market	175,413	33.4	197,919	33.7	694,804	32.6	750,912	32.9
Soma	97,855	18.6	99,165	16.9	337,629	15.8	343,864	15.1
Total net sales	524,728	100.0	587,783	100.0	2,131,140	100.0	2,282,379	100.0
Cost of goods sold	366,027	69.8	366,222	62.3	1,367,726	64.2	1,417,602	62.1
Gross margin	158,701	30.2	221,561	37.7	763,414	35.8	864,777	37.9
Selling, general and administrative expenses	180,846	34.4	192,002	32.7	719,748	33.8	719,607	31.5
(Loss) income from operations	(22,145)	(4.2)	29,559	5.0	43,666	2.0	145,170	6.4
Interest income (expense), net	105	0.0	(284)	0.0	(353)	0.0	(1,570)	(0.1)
(Loss) income before income taxes	(22,040)	(4.2)	29,275	5.0	43,313	2.0	143,600	6.3
Income tax (benefit) provision	(5,400)	(1.0)	1,300	0.2	7,700	0.4	42,600	1.9
Net (loss) income	$(16,640)	(3.2)	$27,975	4.8	$35,613	1.6	$101,000	4.4
Per share data:
Net (loss) income per common share-basic	$(0.14)		$0.22		$0.28		$0.79
Net (loss) income per common and common equivalent share–diluted	$(0.14)		$0.22		$0.28		$0.79
Weighted average common shares outstanding–basic	118,440		124,747		122,662		125,341
Weighted average common and common equivalent shares outstanding–diluted	118,440		124,808		122,729		125,403
Dividends declared per common share	$0.085		$0.0825		$0.34		$0.33

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	February 2, 2019	February 3, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$124,128	$160,071
Marketable securities, at fair value	61,987	60,060
Inventories	235,218	233,726
Prepaid expenses and other current assets	63,845	60,668
Total Current Assets	485,178	514,525
Property and Equipment, net	370,932	421,038
Other Assets:
Goodwill	96,774	96,774
Other intangible assets, net	38,930	38,930
Other assets, net	15,220	16,338
Total Other Assets	150,924	152,042
	$1,007,034	$1,087,605
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$143,404	$118,253
Current debt	—	15,000
Other current and deferred liabilities	131,820	133,715
Total Current Liabilities	275,224	266,968
Noncurrent Liabilities:
Long-term debt	57,500	53,601
Other noncurrent and deferred liabilities	89,109	103,282
Deferred taxes	5,237	7,372
Total Noncurrent Liabilities	151,846	164,255
Commitments and Contingencies
Shareholders’ Equity:
Preferred stock	—	—
Common stock	1,169	1,275
Additional paid-in capital	486,406	468,806
Treasury stock, at cost	(494,395)	(413,465)
Retained earnings	587,145	599,810
Accumulated other comprehensive loss	(361)	(44)
Total Shareholders’ Equity	579,964	656,382
	$1,007,034	$1,087,605

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	February 2, 2019	February 3, 2018
Cash Flows from Operating Activities:
Net income	$35,613	$101,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	91,333	96,310
Loss on disposal and impairment of property and equipment	13,628	7,042
Deferred tax benefit	(2,100)	(2,070)
Share-based compensation expense	19,783	20,677
Deferred rent and lease credits	(19,527)	(19,692)
Changes in assets and liabilities:
Inventories	(2,316)	(1,363)
Prepaid expenses and other assets	1,250	(4,895)
Accounts payable	25,097	1,950
Accrued and other liabilities	(4,687)	(32,086)
Net cash provided by operating activities	158,074	166,873
Cash Flows from Investing Activities:
Purchases of marketable securities	(38,693)	(39,794)
Proceeds from sale of marketable securities	37,007	30,045
Purchases of property and equipment, net	(54,187)	(48,530)
Net cash used in investing activities	(55,873)	(58,279)
Cash Flows from Financing Activities:
Proceeds from borrowings	61,250	—
Payments on borrowings	(72,500)	(16,250)
Proceeds from issuance of common stock	1,548	2,127
Dividends paid	(43,208)	(42,516)
Repurchase of common stock	(81,052)	(27,398)
Payments of tax withholdings related to share-based awards	(3,715)	(6,740)
Net cash used in financing activities	(137,677)	(90,777)
Effects of exchange rate changes on cash and cash equivalents	(467)	119
Net (decrease) increase in cash and cash equivalents	(35,943)	17,936
Cash and Cash Equivalents, Beginning of period	160,071	142,135
Cash and Cash Equivalents, End of period	$124,128	$160,071

Supplemental Detail on Net Income Per Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of earnings per common share pursuant to the “two-class” method. For the Company, participating securities are composed entirely of unvested restricted stock awards and performance-based restricted stock units (“PSUs”) that have met their relevant performance criteria.

Net income per share is determined using the two-class method when it is more dilutive than the treasury stock method. Basic net income per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period, including participating securities. Diluted net income per share reflects the dilutive effect of potential common shares from non-participating securities such as stock options, PSUs and restricted stock units. For the thirteen and fifty-two weeks ended February 2, 2019 and fourteen and fifty-three weeks ended February 3, 2018, potential common shares were excluded from the computation of diluted income per common share to the extent they were antidilutive.

The following unaudited table sets forth the computation of basic and diluted income per common share shown on the face of the accompanying condensed consolidated statements of income (in thousands, except per share amounts):

	Thirteen Weeks Ended	Fourteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Numerator
Net (loss) income	$(16,640)	$27,975	$35,613	$101,000
Net income and dividends declared allocated to participating securities	—	(617)	(879)	(2,300)
Net (loss) income available to common shareholders	$(16,640)	$27,358	$34,734	$98,700
Denominator
Weighted average common shares outstanding – basic	118,440	124,747	122,662	125,341
Dilutive effect of non-participating securities	—	61	67	62
Weighted average common and common equivalent shares outstanding – diluted	118,440	124,808	122,729	125,403
Net (loss) income per common share:
Basic	$(0.14)	$0.22	$0.28	$0.79
Diluted	$(0.14)	$0.22	$0.28	$0.79
(1) Due to the differences between quarterly and year-to-date weighted average share counts and the effect of quarterly rounding to the nearest cent per diluted share, the year-to-date calculation of generally accepted accounting principles ("GAAP") diluted income per common share may not equal the sum of the quarters.

GAAP to Non-GAAP Reconciliation of Net Income (Loss) and Diluted Income (Loss) Per Common Share

The Company reports information in accordance with GAAP. The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. The reconciliation below excludes the impact of the Company’s retail fleet optimization plan announced in the fourth quarter, the Tax Act, the 53rd week in fiscal 2017 and hurricanes Harvey, Irma and Maria (collectively, “Hurricanes”) in fiscal 2017.

A reconciliation of net (loss) income and diluted (loss) income per share on a GAAP basis to net (loss) income and diluted (loss) income per share on a non-GAAP basis for the thirteen weeks and fifty-two weeks ended February 2, 2019 and fourteen and fifty-three weeks ended February 3, 2018 is presented in the table below:

Chico’s FAS, Inc. and Subsidiaries
GAAP to Non-GAAP Reconciliation of Net Income (Loss) and Diluted Income (Loss) per Common Share
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended	Fourteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	February 2, 2019	February 3, 2018	February 2, 2019	February 3, 2018
Net (loss) income:

GAAP basis	$(16,640)	$27,975	$35,613	$101,000
Impairment, net of tax (1)	7,123	—	7,123	—
Accelerated depreciation, net of tax (1) (2)	957	—	957	—
Tax Act	—	(9,710)	(4,869)	(9,710)
53rd week in fiscal 2017, net of tax	—	(3,805)	—	(3,805)
Hurricanes, net of tax	—	—	—	5,183
Non-GAAP adjusted basis	$(8,560)	$14,460	$38,824	$92,668

Net (loss) income per common and common equivalent share–diluted:

GAAP basis	$(0.14)	$0.22	$0.28	$0.79
Impairment, net of tax (1)	0.06	—	0.06	—
Accelerated depreciation, net of tax (1) (2)	0.01	—	0.01	—
Tax Act	—	(0.08)	(0.04)	(0.08)
53rd week in fiscal 2017, net of tax	—	(0.03)	—	(0.03)
Hurricanes, net of tax	—	—	—	0.04
Non-GAAP adjusted basis	$(0.07)	$0.11	$0.31	$0.72
(1) Adjustments for impairment and accelerated depreciation charges reflect the impact of incremental store closures included in the Company’s retail fleet optimization plan. On a pre-tax basis, impairment and accelerated depreciation charges were $9.4 million and $1.3 million, respectively, for the fourth quarter and fiscal 2018.
(2) Accelerated depreciation represents incremental depreciation as a result of the retail fleet optimization plan.

GAAP to Non-GAAP Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

As noted above, the Company reports information in accordance with GAAP. The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Free cash flow is a non-GAAP financial measure which the Company defines as net cash provided by operating activities less purchases of property and equipment. We believe free cash flow, when used in conjunction with GAAP measures, provides investors with a meaningful analysis of our ability to generate cash for discretionary and non-discretionary items after deducting purchases of property and equipment.

Free cash flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies.

A reconciliation of net cash provided by operating activities on a GAAP basis to free cash flow on a non-GAAP basis for the fifty-two weeks ended February 2, 2019 is presented in the table below:

Chico’s FAS, Inc. and Subsidiaries
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(Unaudited)
(in thousands)

Fifty-Two Weeks Ended
February 2, 2019
Net cash provided by operating activities	$158,074
Less: Purchases of property and equipment, net	(54,187)
Free cash flow	$103,887

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirteen Weeks Ended February 2, 2019
(Unaudited)

	November 3, 2018	New Stores	Closures	February 2, 2019
Store count:
Chico’s frontline boutiques	555	—	(4)	551
Chico’s outlets	124	1	—	125
Chico's Canada	4	—	—	4
WHBM frontline boutiques	394	—	(4)	390
WHBM outlets	67	—	(2)	65
WHBM Canada	6	—	—	6
Soma frontline boutiques	262	—	(4)	258
Soma outlets	19	—	—	19
Total Chico’s FAS, Inc.	1,431	1	(14)	1,418

	November 3, 2018	New Stores	Closures	Other changes in SSF	February 2, 2019
Net selling square footage (SSF):
Chico’s frontline boutiques	1,511,661	—	(8,248)	(725)	1,502,688
Chico’s outlets	313,464	2,422	—	(486)	315,400
Chico's Canada	9,695	—	—	—	9,695
WHBM frontline boutiques	918,045	—	(8,196)	—	909,849
WHBM outlets	140,678	—	(4,815)	—	135,863
WHBM Canada	14,891	—	—	—	14,891
Soma frontline boutiques	496,273	—	(7,127)	(637)	488,509
Soma outlets	35,774	—	—	—	35,774
Total Chico’s FAS, Inc.	3,440,481	2,422	(28,386)	(1,848)	3,412,669

As of February 2, 2019, the Company also sold merchandise through 83 international franchise locations.

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Fifty-Two Weeks Ended February 2, 2019
(Unaudited)

	February 3, 2018	New Stores	Closures	February 2, 2019
Store count:
Chico’s frontline boutiques	568	—	(17)	551
Chico’s outlets	120	5	—	125
Chico's Canada	4	—	—	4
WHBM frontline boutiques	404	—	(14)	390
WHBM outlets	69	—	(4)	65
WHBM Canada	6	—	—	6
Soma frontline boutiques	270	—	(12)	258
Soma outlets	19	—	—	19
Total Chico’s FAS, Inc.	1,460	5	(47)	1,418

	February 3, 2018	New Stores	Closures	Other changes in SSF	February 2, 2019
Net selling square footage (SSF):
Chico’s frontline boutiques	1,555,671	—	(44,289)	(8,694)	1,502,688
Chico’s outlets	302,088	13,217	—	95	315,400
Chico's Canada	9,695	—	—	—	9,695
WHBM frontline boutiques	939,606	—	(30,427)	670	909,849
WHBM outlets	143,963	—	(8,429)	329	135,863
WHBM Canada	14,891	—	—	—	14,891
Soma frontline boutiques	511,989	—	(22,873)	(607)	488,509
Soma outlets	35,541	—	—	233	35,774
Total Chico’s FAS, Inc.	3,513,444	13,217	(106,018)	(7,974)	3,412,669

As of February 2, 2019, the Company also sold merchandise through 83 international franchise locations.